Exhibit 99.2

For immediate release

ZONAGEN FILES REGISTRATION STATEMENT FOR
FOLLOW-ON PUBLIC OFFERING

     THE WOODLANDS, Texas—Oct. 20, 2004—Zonagen, Inc. (Nasdaq:ZONA — News; PCX:ZNG) today announced that it has filed a registration statement with the Securities and Exchange Commission relating to a proposed underwritten public offering of 4 million shares of its common stock. In addition, Zonagen has granted to the underwriter of the public offering an option to purchase up to an additional 600,000 shares to cover over-allotments, if any.

     Punk, Ziegel & Company is acting as the managing underwriter for the offering.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

     A copy of the prospectus relating to the offering, when available, may be obtained by contacting:

     Punk, Ziegel & Company, L.P. at 520 Madison Avenue, 7th Floor, New York, NY 10022, or by telephone at 212-308-9494, or by faxing a request to 212-308-2203.

     ABOUT ZONAGEN

     Zonagen is a biopharmaceutical company focused on the development of new drugs to treat hormonal and reproductive system disorders.

     Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including but not limited to Zonagen’s ability to have success in the clinical development of its technologies including Progenta™ and Androxal™, uncertainty relating to Zonagen’s patent portfolio and competing patents, Zonagen’s ability to raise additional capital on acceptable terms or at all, the reliability of clinical trials conducted in non-U.S. jurisdictions, manufacturing uncertainties related to Progenta™, the Company’s ability to remain listed on Nasdaq, Zonagen’s ability to have success in meeting governmental regulations and the costs and time required to meet such regulatory requirements, and such other risks identified in Zonagen’s Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the Securities and Exchange Commission. These documents are available on request from Zonagen or at www.sec.gov. Zonagen disclaims any intention or obligation to update or revise any forward-looking statements.

Contact:
    Zonagen, Inc., The Woodlands
    Joseph S. Podolski, 281-719-3447